QWEST CORPORATE CONTACT:   QWEST INVESTOR CONTACT:   QWEST MEDIA CONTACT:
------------------------   -----------------------   --------------------
Qwest Communications       Qwest Communications      Alexander Communications
Lisa Hempel                Lee Wolfe                 Amy Messenger
(303) 291-1708             (800) 567-7296            (303) 615-5070 x101
LHEMPEL@QWEST.NET          LWOLFE@QWEST.NET          AMESSENGER@ALEXANDER-PR.COM
-----------------          ----------------          ---------------------------
HTTP://WWW.QWEST.NET       HTTP://WWW.QWEST.NET      HTTP://WWW.ALEXANDER-PR.COM
--------------------       --------------------      ---------------------------

LCI CORPORATE CONTACT:     LCI INVESTOR CONTACT:
LCI International          LCI International
Gerry Simone               Kevin Taback
(703) 848-4478             (703) 848-4493
SIMONEG@LCI.COM            TABACKK@LCI.COM
HTTP://WWW.LCI.COM         HTTP://WWW.LCI.COM



                         QWEST AND LCI CONSUMMATE MERGER

DENVER AND MCLEAN, VA - JUNE 5, 1998 - Qwest Communications International Inc. and LCI International, Inc. today announced the merger between them has been completed and will be effective Friday, June 5, 1998, at 4:30 p.m. Eastern Daylight Time. The merger creates one of the industry's leading multimedia communications companies with combined 1997 revenues of $2.3 billion, over two million business and residential customers, a total current equity market capitalization of approximately $11 billion, and the most advanced fiber optic network in the world.

Each outstanding share of LCI common stock will be exchanged for 1.1661 shares of Qwest common stock and cash in lieu of fractional shares. The exchange rate for each LCI share was determined by dividing $42 by $36.0178 - the average of the daily volume weighted average of trading prices for Qwest common stock for the 15 consecutive trading day period ending on June 4, 1998. In the transaction, Qwest will issue up to 129,788,000 shares in respect of LCI shares and options currently outstanding, or approximately 38 percent of the combined company's shares (assuming all LCI options are exercised). The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

"The combination of Qwest and LCI creates one of the fastest growing companies in America today. We are very pleased to consummate the merger with LCI in such a smooth and timely manner," said Joseph P. Nacchio, president and CEO of Qwest. "We have a top notch management team with extraordinary experience to lead the industry by combining the world-class attributes of the Qwest Macro Capacity(sm) Fiber Network with LCI's sales and marketing expertise, distribution channels, and customer care and billing systems."

Commenting on the completion of the deal, H. Brian Thompson, former LCI chairman and CEO who will now serve as Qwest's new vice chairman said, "We are very proud of what we have accomplished over the past seven years, as we have transformed LCI from a struggling company with minimal recognition, into a world-class organization and one of the most successful competitors in the long-distance industry. This merger will allow our combined companies to establish a whole new level of market presence, capabilities and position in serving customers in the global marketplace."

THE QWEST MACRO CAPACITY FIBER NETWORK
Qwest's planned domestic 18,449 mile network will serve over 130 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999. To date, approximately 8,500 miles of the Qwest Macro Capacity Fiber Network are activated, including the transcontinental segment that extends from Los Angeles to Sacramento and across to New York. Qwest is also extending its network 1,400 miles into Mexico with completion slated for late 1998 and has transatlantic capacity to serve Europe.

The Qwest Macro Capacity Fiber network is designed with a highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.

ABOUT LCI
LCI International, Inc. one of the nation's fastest growing long-distance carriers, provides a full array of world wide voice and data transmission services to businesses, residential customers and other carriers through its 4,500 mile fiber-optic network which is planned to be 8,500 miles by the end of the year. The company also currently provides local telephone service to commercial customers in 41 U.S. markets. LCI International, Inc. has offices in more than 60 locations, including national network control and customer service centers, and regional operations in various locations throughout the United States.

ABOUT QWEST
Qwest Communications International Inc. (NASDAQ: QWST) is a multimedia communications company building a high-capacity, fiber optic network for the 21st century. With its state-of-the-art network technology, Qwest will deliver high-quality data, video and voice services securely and reliably to businesses, consumers, and other communications service providers. Further information is available at WWW.QWEST.NET.

                                       ###

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, especially the most recent filings of Qwest under the Securities Exchange Act of 1934, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule, volatility of stock price, financial risk management and future growth subject to risks.


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


This announcement is not an offer to sell or a solicitation to buy any securities of Qwest. Any offering of securities will be made only pursuant to a prospectus prepared by Qwest.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.


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